Exhibit 99.1

Schnitzer Board Announces a New Independent Director

PORTLAND, Ore.--(BUSINESS WIRE)--October 27, 2017--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today announced that its board of directors has appointed Rhonda D. Hunter as a new independent director. Ms. Hunter will also serve as a member of the board’s audit and nominating and corporate governance committees.

Ms. Hunter is currently Senior Vice President of Weyerhaeuser Company, a role she has held since 2014. Weyerhaeuser is one of the world’s largest private owners of timberlands and one of the largest manufacturers of wood products. The Timberlands segment that Ms. Hunter leads generated $2.6 billion in sales in 2016. Ms. Hunter joined Weyerhaeuser in 1987, progressively taking on a number of leadership positions with increasing P&L responsibility throughout her career. Ms. Hunter holds a Bachelor of Science in Accounting from Henderson State University.

“We are pleased that, after a thoughtful search, Rhonda has been chosen to join Schnitzer’s board of directors,” said John D. Carter, Chairman of Schnitzer. Tamara Lundgren, President and CEO of Schnitzer, added, “Rhonda’s senior executive experience in a commodities-based public company with a strong sustainability profile and international reach will be valuable as we continue to grow. We look forward to her contributions to our board.”

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America. Schnitzer has seven deep water export facilities and operates in 23 states, Puerto Rico and Western Canada. The Company's vertically integrated operating platform includes retail auto parts stores which sell recycled auto parts and receive approximately 5 million annual customer visits. The Company's electric-arc furnace mill in McMinnville, Oregon produces finished steel long products, including rebar, wire rod and other specialty products using recycled metal as its primary raw material. The Company began operations in 1906 in Portland, Oregon.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
ir@schn.com
www.schnitzersteel.com